Exhibit 14.1

Coastal Carolina Bancshares, Inc.

Conflict of Interest/Code of Ethics Policy

STATEMENT OF DEFINITION AND PURPOSE

Receiving or soliciting gifts to influence a financial transaction is strictly prohibited and may result in stiff penalties. The Bank Bribery Act of 1984 increased the urgency for financial institutions to educate all their employees against participation in such transactions, by creating substantial penalties. The Bank Bribery Act and the adoption of Regulation O of the Financial Institutions Regulatory Act (FIRA) underscored the need for sufficient policy regarding proper employee/customer relationships.

The Board of Directors acknowledges the risk of conflicts of interest that may arise in obtaining persons involved in the business and civic community to act as directors, officers, and employees of Coastal Carolina Bancshares, Inc. (the Company) or Coastal Carolina National Bank (the Bank). Because of such persons’ worth in attracting and maintaining business relationships, the Board of Directors feels it prudent to adopt a conflict of interest policy.

In recognizing excessive activities and gratuities and access to information could lead to conflicts of interest for employees, officers, and directors, the Company and the Bank have developed this policy to recognize such positions and to prevent a loss of objectivity by requiring appropriate and trustworthy conduct.

OBJECTIVES AND GOALS

The general objective of this policy is to require immediate disclosure of matters that are a potential conflict of interest and to prevent such a situation from arising. Adherence to this policy should prevent the development of improper relationships between financial institution directors, officers, employees, and the customers they serve.

The specific goals of this policy are to:

a.         Establish a monetary limit on nominal gifts and gratuities.

b.        Describe situations in which possible conflicts of interest may occur and to require proper conduct of all employees, officers, and directors.

c.         Require reporting of conflicts to superiors and written disclosures of business interests.

DEFINITIONS

For the purposes of this policy, the following definitions apply:

Director, Officer, or Employee	-	A director, officer, or employee of Coastal Carolina Bancshares, Inc. or Coastal Carolina National Bank, or both

Gift	-

May include cash or property, special discounts, price concessions, special personal items, special personal entertainment (other than of a normal social nature), special personal services, gratuitous personal services, personal favors, or special dispensations of any kind that could be attributed to the recipient’s position or responsibilities with the Company and/or the Bank

Immediate Family	-	Spouse, minor child, and/or other dependent of the director, officer, or employee

For definitions of company, control of a company or bank, and principal shareholder and/or related interest, refer to 12 CFR 215, Regulation O.

Coastal Carolina Bancshares, Inc.

Conflict of Interest/Code of Ethics Policy

POLICY STATEMENT

Due to the importance placed on personal and professional ethics by management, the Board of Directors intends to hold employees, officers, and directors to this strict code of ethics and to require reporting of conflicts of interest. Individuals connected to the Company and/or the Bank have primary responsibility to uphold these standards. Failure to comply with all policies herein described may result in the termination of employment or association.

All directors, officers, and employees are required to act in a responsible and respectable manner and to remain free of influences that may result in the loss of objectivity regarding business conducted with the Bank’s customers or with the Bank itself. Each such person must disclose and avoid any interests or activities involving another organization or individual that may result in a conflict of interest between the Company or the Bank and that organization or individual.

While this policy does not intend to interfere with the personal lives of directors, officers, or employees, it requires those persons to recognize situations where conflicts of interest may arise and to avoid them when possible. If these situations cannot be avoided, they must be reported immediately to a direct superior.  Subsequently, the director, officer, or employee should remove himself or herself from any compromising situations, whether it involves advising the other person or entity or approving or voting on extensions of credit.

CONFIDENTIAL INFORMATION

All directors, officers, and employees must acknowledge all information concerning bank, customer, depositor, and director information is considered confidential and is to be used for Bank purposes only. The use of such information for personal, familial, or other gain is unethical and illegal under securities rulings and the National Bank Act.  Information regarding any business conducted cannot be disclosed to outside individuals (unless authorized by the Bank or its customer, etc.) and may not be used for personal gain.

Use of confidential information other than for business purposes may result in disclosure of insider information. Insider information is defined as information of a material nature to affect the price of stock involved.  Insider information may not be used to purchase, trade, or solicit securities until that information is available to the general public.  Any transfers of information regarding customer accounts must be strictly information that is available to the public.

In addition, all published information (both for internal and external use), developed programs, equipment, etc. are the property of the Company and/or the Bank and are reserved for use by directors, officers, or employees of the Company and the Bank.  Use of these materials for any other purpose may constitute copyright infringement and theft.

GIFTS AND ENTERTAINMENT

Directors, officers, and employees of the Company and/or Bank are not to solicit gifts from prospective or current customers, associates, or any other individual or business.  Any gifts received shall be of nominal value.  Nominal value is considered to be anything below $100.  Employees of the Bank are expected to participate in entertainment and amenities of reasonable cost to facilitate business.  Payment by anyone other than the Bank of excessive costs or travel not customary or within acceptable business practice must not be accepted.  All events, including golf events, must be reported to your immediate supervisor prior to participation and records maintained.

EXTERNAL INVOLVEMENT

While the Bank encourages its employees to be involved in outside activities, including charitable and political functions, federal law prohibits the Bank from making political contributions.  At no time will employees solicit other employees for political contributions or coerce others into contributing to any organizations.  We will consider contributions through the Company for a donation to the SCBA PAC. Employees are encouraged not to become actively involved in political campaigns.  Conduct must not give the perception that benefit the Bank or connections are sought or desired.  Additionally, offers of directorship to any outside organization that has or desires a business relationship with the Bank, or to any institution within the financial industry, must be approved by the CEO/President.  Capitalizing on opportunities for personal gain or compensation outside of that provided by the Bank for the performance of services for the Bank is strictly prohibited.

Coastal Carolina Bancshares, Inc.

Conflict of Interest/Code of Ethics Policy

CONSULTATION

Refer any questions regarding proper code of conduct to an immediate supervisor.  Actions or acceptance of gifts that are not specifically mentioned above must be reviewed as to intent and purpose. Directors, officers, and employees should ask themselves: “If a situation were to be made public, would my conduct be embarrassing or come into question?”

CONDUCT OF INSIDERS

12 CFR § 215, or Federal Regulation O, defines “insiders” as directors, executive officers, and principal shareholders.  These people must take care that their conduct does not violate rules relating to self-dealing and personal gains.  At no time are members of this group allowed to take advantage of their position in the Company or the Bank for personal profit or influence or credit and other decisions with regard to their business or personal interests.

Directors and officers are prohibited from being involved in the loan approval process of insiders who may benefit directly or indirectly from the decision to grant credit.  This prohibition extends to professional relationships with any company or firm receiving remuneration as a result of the decision to grant credit.  Decision regarding the sale or purchase of the Company’s or the Bank’s assets and services must be made in the best interests of the Company or the Bank, with no influence on insiders resulting from gifts, entertainment, or gratuities.  All conduct of such business must be at “arm’s length”.

LIMITATIONS FOR CERTAIN OFFICERS, DIRECTORS, PRINCIPAL SHAREHOLDERS, AND THEIR RELATED INTERESTS

Under Section 402 of the Sarbanes-Oxley Act of 2002, a bank holding company may not extend credit to any of its directors or executive officers.  However, a bank holding company’s subsidiary may extend such credit subject to the provisions of the Federal Reserve Board Regulation O.  Regulation O limits loans by the Bank to “insiders,” which includes executive officers, directors, principal shareholders, and each of their related interests.  “Related interest” includes companies controlled by an executive officer, director, or principal shareholder.  An insider also may not knowingly permit any of his or her related interests to receive an extension of credit in violation of Regulation O.

DISCLOSURES

Directors, officers, and employees and officers of the Bank must make annual disclosures of any relationships, receipt of gifts, compensation, or other situations leading to possible conflicts in the following manner:

Employees	-	Report to Human Resource Officer
Officers	-	Report to Human Resource Officer
Executive officers	-	Report to the Human Resource Officer and President/CEO
President and all directors	-	Report to Board of Directors

Directors, principal shareholders, and executive officers must make annual disclosures to the entire Board of Directors of any actual and potential conflicts of interest and any potential conflicts of their related interests.

EMPLOYEE ACCOUNTS

Directors, officers, and employees are encouraged to maintain their personal accounts at the Bank to allow the institution to provide service and direct deposit of payroll checks.  However, under no circumstances will the Bank pay a rate of interest in excess of the rate available to all customers.  All applicable fees, including overdraft charges, will be assessed on all accounts of directors, principal shareholders, and executive officers.  At no time will overdraft fees be waived.

CONSEQUENCES OF NONCOMPLIANCE

As previously stated, failure to comply with this policy may result in the termination of employment or association.  The action taken will be commensurate with the seriousness of the conduct and an evaluation of the situation.  All violations of this policy will be brought to the attention of the Board of Directors.  Termination of employment may be determined by an officer who is the direct or indirect supervisor of the employee concerned.

Coastal Carolina Bancshares, Inc.

Conflict of Interest/Code of Ethics Policy

PROHIBITION AGAINST KICKBACKS AND UNEARNED FEES

It is our intention to remain in compliance with the prohibitions and restrictions contained in the Real Estate Settlement Procedures Act (“RESPA”) and with Regulation X of the Department of Housing and Urban Development.  The Board of Directors prohibits giving or accepting any fee, kickback, or thing of value pursuant to any agreement or understanding for the referral of a real estate settlement service or for receiving any portion of the charge for a settlement service other than for services actually performed.  In summary, the basic rule declares any referral of a settlement service is not a compensable act. Compensation is deemed to include not only direct payments (money, merchandise, or other property), but also indirect payments such as free services or reductions in other fees normally charged for the provision of services.